Exhibit 107.1
Calculation of Filing Fee Table

FORM S-3

Registration Statement Under the Securities Act of 1933
(Form Type)

Mercury Systems, Inc.
(Exact Name of the Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate (3)	Amount of Registration Fee (3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.01 per share:	Rule 456(b) and Rule 457(r)	(1)(2)	(1)	(1)	(3)	(3)
	Equity	Preferred stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)	(1)(2)	(1)	(1)	(3)	(3)
	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(3)	(3)
	Other	Warrants	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(3)	(3)

	Other	Units	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(3)	(3)
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-		-
	Total Offering Amounts							-
	Total Fee Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							-

(1)	An indeterminate aggregate number and amount of the securities of each class is being registered as may from time to time be offered and sold at indeterminate prices hereunder. The proposed maximum aggregate offering price per security and maximum aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with offers and sales of securities registered hereunder and is not specified as to each class of security. The debt securities, preferred stock, warrants, and units may be convertible into or exercisable or exchangeable for our common stock or other securities. Separation consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of securities registered hereunder, or that are represented by depositary shares.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.
(3)	In reliance on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all registration fees and will pay the registration fees subsequently on a “pay-as-you-go” basis. The registrant will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment.
(4)	Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.